Silk Road Medical Reports Third Quarter 2021 Financial Results

SUNNYVALE, Calif. – November 9, 2021 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the quarter ended September 30, 2021.

“I am incredibly proud of our team for continuing to drive TCAR adoption forward against the headwinds of the pandemic,” said Erica Rogers, President and Chief Executive Officer of Silk Road Medical. “We are investing confidently in the people and programs that will drive our growth in 2022 and beyond. We remain as committed as ever to establishing TCAR as the new standard of care in carotid artery disease.”

Third Quarter 2021 Financial Results

Revenue for the third quarter of 2021 was $24.7 million, an increase of $4.6 million or 23%, compared to the third quarter of 2020.

Gross profit for the third quarter of 2021 was $18.6 million compared to $14.6 million for the third quarter of 2020. Gross margin for the third quarter of 2021 increased to 75% compared to 73% in the third quarter of 2020.  Gross margin in the prior year period included unfavorable production variances as a result of temporarily idled manufacturing operations and lower than anticipated demand due to COVID-19.

Operating expenses were $31.9 million for the third quarter of 2021, compared to $23.9 million in the corresponding prior year period, which represents an increase of 33%. The increase was driven by investment in new and ongoing R&D programs, as well as continued expansion of our sales team and commercial efforts, and general corporate and other costs.

Net loss was $13.9 million in the third quarter of 2021, or a loss of $0.40 per share, as compared to a loss of $10.3 million, or $0.31 per share, in the corresponding period of the prior year.

Cash, cash equivalents, and short-term investments were $122.8 million as of September 30, 2021.

2021 Financial Guidance

Based on unforeseen impacts from the COVID-19 delta variant, Silk Road Medical now projects revenue for the full year 2021 to range from $99 million to $102 million, which represents 32% to 36% growth over the company’s prior year revenue.

Conference Call

Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, November 9, 2021 to discuss its third quarter 2021 financial results. The call may be accessed through an operator by dialing (844) 883-3861 for domestic callers or (574) 990-9820 for international callers, using conference ID: 3998078. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter,  LinkedIn and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, progress made on achieving our corporate goals, and the overall strength of our business and culture. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on August 6, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$24,701	$20,067	$73,210	$54,093
Cost of goods sold	6,076	5,488	18,213	16,074
Gross profit	18,625	14,579	54,997	38,019
Operating expenses:
Research and development	6,867	4,711	19,611	11,232
Selling, general and administrative	25,049	19,202	68,792	54,652
Total operating expenses	31,916	23,913	88,403	65,884
Loss from operations	(13,291)	(9,334)	(33,406)	(27,865)
Interest income	42	249	183	951
Interest expense	(633)	(1,215)	(1,884)	(3,620)
Other income (expense), net	(3)	(15)	(11)	(74)
Net loss	(13,885)	(10,315)	(35,118)	(30,608)
Other comprehensive loss:
Unrealized gain (loss) on investments, net	(2)	(164)	(38)	150
Net change in other comprehensive loss	(2)	(164)	(38)	150

Net loss and comprehensive loss	$(13,887)	$(10,479)	$(35,156)	$(30,458)

Net loss per share, basic and diluted	$(0.40)	$(0.31)	$(1.02)	$(0.94)

Weighted average common shares used to compute net loss per share, basic and diluted	34,736,015	33,757,599	34,536,980	32,597,007

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$105,642	$69,466
Short-term investments	17,127	78,016
Accounts receivable, net	10,976	9,070
Inventories	16,049	9,989
Prepaid expenses and other current assets	4,662	6,787
Total current assets	154,456	173,328
Property and equipment, net	5,132	2,844
Restricted cash	232	310
Other non-current assets	5,711	2,832
Total assets	$165,531	$179,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,908	$2,598
Accrued liabilities	16,011	16,957
Total current liabilities	20,919	19,555
Long-term debt	48,652	48,533
Other liabilities	7,781	3,726
Total liabilities	77,352	71,814
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	35	34
Additional paid-in capital	362,152	346,318
Accumulated other comprehensive income	1	39
Accumulated deficit	(274,009)	(238,891)
Total stockholders' equity	88,179	107,500
Total liabilities and stockholders' equity	$165,531	$179,314